EXHIBIT 99.3

PricewaterhouseCoopers LLP
214 N. Tryon Street, Suite 3600
Charlotte, NC 28202

Report of Independent Accountants

To Deutsche Bank Trust Company Americas
and the Board of Directors of Bank of America Corporation
and Fleet Bank (RI) National Association:

We have examined management's assertion, included in the accompanying Report of Management on Compliance with Specified Servicing Requirements, that Fleet Bank (RI), National Association, a wholly owned subsidiary of Bank of America Corporation (the "Company"), complied with Sections 3.01 (a), 3.01(b), 3.01(c), 3.01(e), 3.01(f), 3.02, 3.04, 3.05, 3.06, 3.09, and 3.10, Article IV and Section 8.08 (the "Specified Servicing Requirements") of the Amended and Restated Pooling and Servicing Agreement dated and effective as of December 1, 1993, as amended and restated as of January 1, 2002, and further amended by Amendment Number 1 dated as of April 1, 2002 ("the Agreement"), among Fleet Bank (RI), National Association, as Servicer, Fleet Credit Card Funding Trust, as Transferor, and Deutsche Bank Trust Company Americas, as Trustee on behalf of the Certificateholders of Fleet Credit Card Master Trust II, relating to various series of Fixed and Floating Rate Asset-Backed Certificates issued or outstanding during the twelve monthes ended September 30, 2004. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the Specified Servicing Requirements based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the Specified Servicing Requirements during the twelve months ended September 30, 2004, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that the Company complied with the Specified Servicing Requirements during the twelve months ended September 30, 2004 is fairly stated, in all material respects.

/s/PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
October 22, 2004

Fleet Credit Card Master Trust II Exhibit 99.3

EXHIBIT 99.3

PricewaterhouseCoopers LLP
214 N. Tryon Street, Suite 3600
Charlotte, NC 28202

Report of Independent Accountants

To the Board of Directors of Bank of America Corporation
and Bank of America, National Association (USA):

We have examined management's assertion, included in the accompanying Report of Management Internal Control over the Servicing of Securitized Credit Card Receivables, that Bank of America, National Association (USA) (the "Company"), successor-in-interest to Fleet Bank (RI), National Association, a wholly owned subsidiary of Bank of America Corporation maintained effective internal control over the servicing of accounts and over safeguarding of assets against unauthorized acquisition, use or disposition in compliance with Fleet Credit Card Master Trust II Amended and Restated Pooling and Servicing Agreement dated and effective as of December 1, 1993, as amended and restated as of January 1, 2002, and further amended by Amendment Number 1 dated as of April 1, 2002 ("the Agreement"), based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over servicing of accounts and over safeguarding of assets against unauthorized acquistion, use or disposition in compliance with the Agreement (hereafter referred to as "servicing"). Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the Company's internal control over servicing and evaluating the design and operating effectiveness of internal control as of December 31, 2004, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control system, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control over servicing to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that the Company maintained an system of effective internal control over servicing as of December 31, 2004, based upon the criteria for effective internal control described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects.

/s/PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
March 18, 2005